Exhibit 99.02

FOR IMMEDIATE RELEASE	Media Relations:	Catherine Brady
+1-617-945-9316
catherine@jpa.com

	Investors Relations:	Adam Holdsworth
+1-646-862-4607
adamh@pcgadvisory.com

GenSpera Granted New Patent for Prodrugs Activated by Prostate Specific Antigen

Company Continues to Expand Intellectual Property Portfolio

SAN ANTONIO, April 28, 2015 — GenSpera, Inc. (OTCQB: GNSZ) announced today that the U.S. Patent and Trademark Office has issued U.S. Patent No. 8,957,016. This patent expands GenSpera’s intellectual property portfolio claiming numerous compositions for the company’s prodrugs designed to be activated by Prostate Specific Antigen (PSA).

GenSpera is developing a series of prodrugs that couple specific peptides with a powerful cytotoxin isolated from the poisonous plant, Thapsia garganica. The prostate-specific antigen-targeting agent is designed to minimize side effects commonly observed with other therapies, while maximizing activity against tumors.

This most recent patent relates to GenSpera’s platform technology, which targets activation of biologically active materials to cells that produce PSA and more specifically to a peptide that can be recognized and removed by PSA to activate therapeutic prodrugs. The patent extends coverage for GenSpera’s series of PSA targeted prodrugs through 2026.

“We see significant potential for our investigational agents in prostate cancer,” said Craig Dionne, Ph.D., chief executive officer at GenSpera. “Prostate cancer treatments are currently dominated by hormonal agents and cytotoxic chemotherapies, all of which have significant side effects. This patent rounds out our portfolio, ensuring we are well-positioned to help bring new, innovative treatment options—with minimal side effects—to men fighting prostate cancer.”

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GenSpera Granted New Patent, cont.

About GenSpera

GenSpera, Inc. is a San Antonio-based biotech company that unlocks conventional thinking to conceive, design, and develop cancer therapies. GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a patented prodrug delivery system that provides for targeted release of drug candidates within tumors. GenSpera's lead drug candidate, mipsagargin, was granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA) in 2013 for evaluation in patients with hepatocellular carcinoma (liver cancer).

For additional information on GenSpera, visit www.genspera.com and connect on Twitter, LinkedIn, Facebook, YouTube and Google+.

Cautionary Statement Regarding Forward Looking Information

This communication may contain forward-looking statements. Investors are cautioned that statements in this document regarding potential applications of GenSpera's technologies or the future prospects of the company constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights and the acceptance of GenSpera’s proposed therapies by the health community. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera's periodic reports filed with the Securities and Exchange Commission.

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